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          SECURITIES AND EXCHANGE COMMISSION

          Washington, D.C.  20549



          FORM 8-K



          Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


          Date of Report (Date of earliest event reported): September 12,
          1997



          Exact name of registrant as specified in its charter: T. ROWE PRICE RENAISSANCE FUND, LTD., A SALES-COMMISSION-FREE REAL ESTATE INVESTMENT


          State or other Jurisdiction of Incorporation or Organization:
          Maryland

          I.R.S. Employer Identification No.:52-1657028

          Commission File Number: 0-19180

          Address of principal executive offices: 100 East Pratt Street, Baltimore, Maryland 21202

          Registrant's telephone number, including area code: 1-800-638-
          5660


          Former name of former address, if changes since last report:
          Not Applicable
























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          Item 2.  Acquisition or Disposition of Assets.

          On September 12, 1997, T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission Free Real Estate Investment ("the Corporation") completed the sale of all of its real property assets, constituting substantially all of its assets (the "Assets"), to Glenborough Realty Trust Incorporated, a Maryland corporation, and Glenborough Properties, L.P., a California limited partnership corporation ("Purchaser"). The sales price of $27.1 million was paid in cash. After closing costs, the net proceeds to the Partnership are expected to be approximately $24,315,000 in cash.

          A distribution of $20,800,801 ($13 per Share) will be made on or about September 19, 1997 to Stockholders of record on September 12, 1997. The Corporation will be liquidated and the balance of the Corporation s net assets are expected to be distributed to the Stockholders before the end of 1997.

          Item 7.  Financial Statements and Exhibits

               a. Financial Statements of Business Acquired: Not applicable.

               b.   Pro Forma Financial Information

          Subsequent to this sales transaction, the Corporation will no longer have any operating properties and will enter into liquidation. The remaining assets of the Corporation consist almost exclusively of cash and short-term investments. After extinguishing the remaining liabilities of the Corporation, all such assets will be distributed to the Stockholders in the form of cash and the Corporation will be dissolved.

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has daily caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   T. ROWE PRICE RENAISSANCE FUND, LTD.,
                                   A SALES-COMMISSION FREE REAL ESTATE
                                   INVESTMENT



                                   By:  /s/Lucy B. Robins
                                        Lucy B. Robins
                                        Vice President